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                                                                    Exhibit 23.1



CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 24, 2001 included in Dura Automotive Systems, Inc. Form 10-K for the year ended December 31, 2000 and to all references to our Firm included in this registration statement.

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated June 16, 1999 included in Excel Industries, Inc. Form 8-K/A for the year ended January 2, 1999 and to all references to our Firm included in this registration statement.




/s/ Arthur Andersen LLP



Minneapolis, Minnesota,
August 7, 2001